Exhibit 23.2 - Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of U.S. Energy Systems, Inc. on Form S-8 (No. 333-31030), Form S-8 (No. 333-75690), Form S-3 (No. 333-36307), Form S-3 (No. 333-36232), Form S-3 (No. 333-55872) and Form S-3 (No. 333-87264) of our report dated March 29, 2005 on the consolidated financial statement, of U.S. Energy Systems, Inc. and subsidiaries as of December 31, 2004 and December 31, 2003, and for the years then ended which report appears in its 2005 Annual Report on Form 10K.

/s/ KOSTIN, RUFFKESS & COMPANY, LLC

KOSTIN, RUFFKESS & COMPANY, LLC
Farmington, Ct
April 5, 2006